UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐		Preliminary Proxy Statement

☐		Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐		Definitive Proxy Statement

☒		Definitive Additional Materials

☐		Soliciting Material Pursuant to §240.14a-12
THE NEW YORK TIMES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 7, 2018, The New York Times Company sent the following e-mail to its employees:

Dear Colleagues,

As we have done for the past several years, The New York Times Company is making its Annual Report and Proxy Statement available to you electronically, including to those of you who are participants in the Company’s equity plans.

If you are a shareholder of our Company, you will separately receive these materials, with instructions on how to vote your shares. If your shares are held in multiple accounts, you may receive more than one set of materials, with different control numbers to be used for voting purposes. To ensure that all of your shares are voted, please submit your vote using each of the control numbers associated with your materials.

Your vote is an important way for you to participate in corporate democracy, an action we espouse for others and should live ourselves. Regardless of how many shares you own, or how you vote, please do cast your ballot in advance of our April 19th Annual Meeting of Stockholders. In order for your vote to be counted, it must be received by 11:59 p.m. Eastern Time on April 18, 2018.

To view the 2017 Annual Report and the 2018 Proxy Statement, please go to the Investors section of the Company’s website at http://investors.nytco.com.

Paper copies are also available upon request. To request paper copies, please contact Corporate Communications at (212) 556-7850.

Mark